UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒                                         Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-12

HOOKER FURNITURE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held June 6, 2017
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 6, 2017, at 1:00 p.m., for the following purposes:
▪	To elect as directors the seven nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;
▪	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2018;
▪	To cast an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the attached proxy statement;
▪	To cast an advisory vote on how frequently the Company should hold advisory votes on compensation of the Company’s named executive officers; and
▪	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.
The shareholders of record of the Company’s Common Stock at the close of business on April 7, 2017 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.
Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that you may be certain that your shares are represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.
By Order of the Board of Directors, Robert W. Sherwood Secretary
May 5, 2017

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2017
The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 6, 2017, at 1:00 p.m., at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 5, 2017 to all holders of record on April 7, 2017 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:
▪	delivering a written notice to the Secretary of the Company;
▪	executing and delivering a later-dated proxy; or
▪	attending the meeting and voting in person.
The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.
Important Notice Regarding the Availability of Proxy Materials for the
 Annual Meeting of Shareholders to be Held on June 6, 2017
The proxy statement and annual report to shareholders are available at:

http://www.astproxyportal.com/ast/25490

Voting Rights
On April 7, 2017, the record date for the Annual Meeting, there were 11,562,810 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote on each matter presented.
Voting Procedures
Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the seven nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors.
Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm, the advisory vote on executive compensation and the advisory vote on the frequency of advisory votes on executive compensation will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted on a matter are not considered cast either for or against that matter and, therefore, will have no effect on the outcome of that matter.
The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted
▪	“FOR” the election of the seven director nominees listed on the proxy card;

▪	“FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2018;

▪	“FOR” the approval, on an advisory basis, of the compensation of certain of the Company’s named executive officers as disclosed in this proxy statement;

▪	For “ONE YEAR” for the frequency of the advisory vote on the compensation of the Company’s named executive officers; and

▪	In the discretion of the persons named in the proxies upon any other matter(s) that may properly come before the meeting or any adjournment of the meeting.
PROPOSAL ONE
ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, E. Larry Ryder, David G. Sweet, Ellen C. Taaffe and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Each director nominee has consented to being named as a nominee for election at the Annual Meeting. The Board of Directors of the Company presently consists of seven directors whose terms expire at the time of the 2017 Annual Meeting upon election of their successors.
The shares represented by proxies will be voted as specified by the shareholder. If the shareholder returns a properly executed proxy card but does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card. If any nominee should not continue to be available for election, the shares represented by those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Information regarding each nominee follows.
Paul B. Toms, Jr., 62, has been a director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 and also served as President from November 2006 until August 2011. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. His long tenure with the Company in senior and executive management roles and his position as the Company’s Chief Executive Officer uniquely qualify him to serve as a director of the Company.
W. Christopher Beeler, Jr., 65, has been a director since 1993 and served as lead director until June 2016. He has been a director of Virginia Mirror Company, Inc. and Virginia Glass Products

Corporation, both of which manufacture and fabricate architectural glass products, since 1986 and Chairman since 2000. He also served as President of those companies from 1988 until August 2011 and as CEO of those companies from 1997 until August 2011. In addition, he served on the board of directors and as a member of the audit committee of BB&T of Virginia (a wholly owned subsidiary of BB&T Corporation) from 1999-2006 and is a certified public accountant licensed in the Commonwealth of Virginia. Mr. Beeler serves as chair of the Audit Committee and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Beeler’s executive experience, which encompasses traditional corporate management functions such as accounting, treasury and cash management, sales, information technology, manufacturing, distribution, and human resources, as well as short-range and long-range planning well qualifies him to serve as a director.
John L. Gregory, III, 69, has been a director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory serves as chair of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee and the Audit Committee. The knowledge and experience Mr. Gregory has gained from his 29 years of experience as a director with the Company and his 40 years of experience as an attorney more than well qualify him to serve as a director of the Company.
E. Larry Ryder, 69, has been a director since February 1, 2011. Mr. Ryder retired as Executive Vice President – Finance and Administration and Chief Financial Officer of the Company in January 2011, with 34 years of experience in that and other senior management roles with the Company. Mr. Ryder serves on the Audit Committee and the Nominating and Corporate Governance Committee. His familiarity with the Company’s strategy, operations, personnel and prior Board deliberations, along with his extensive knowledge of the home furnishings industry and the investment community, well qualify him to serve as a director of the Company.
David G. Sweet, 70, has been a director since 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation. He held that position from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Before 2000, Mr. Sweet held various management positions during his career with VF Corporation. Mr. Sweet serves as chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee.  His 26 years of senior management experience at VF Corporation, including his operations experience in supply chain management, product sourcing and distribution, well qualifies him to serve as a director of the Company.
Ellen C. Taaffe, 55, has been a director since July 2015. In 2016, she joined the Clinical Faculty of Leadership at Northwestern University's Kellogg School of Management, where she is also Director of Women's Leadership Programming.  She has been a Marketing Strategy Consultant and Executive Leadership Coach since 2015.  Prior to founding her consulting business, she was President of Smith-Dahmer Associates LLC, a research and brand strategy consulting firm from 2010-2015.  Prior to that, Ms. Taaffe served in various senior management positions at Whirlpool Corporation, Royal Caribbean Cruises Ltd., and PepsiCo.  Earlier in her career, she held numerous positions in brand management, trade marketing, and sales at the Quaker Oats Company from 1984 - 2001. Ms. Taaffe has served on the board of directors of John B. Sanfilippo & Son Inc., a Chicago-based baking and snack nut processor, distributor and marketer, since 2011, where she is a member of the Compensation Committee, Governance Committee, and Audit Committee.  Her executive experience at various public companies, her current service on a public-company board of directors and expertise in and knowledge of traditional and digital marketing best practices in high-ticket consumer durables, well qualify her to serve as a director of the Company.

Henry G. Williamson, Jr., 69, has been a director since 2004 and lead director since June 2016. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Williamson’s executive management experience at a large publicly traded company, including his financial oversight responsibilities complement Mr. Toms’ experience and coupled with Mr. Williamson’s extensive knowledge of finance and banking, well qualify him to serve as a director and lead director of the Company.

CORPORATE GOVERNANCE
The Board of Directors is currently comprised of:
▪	the Chairman of the Board of Directors, who also serves as the Company’s Chief Executive Officer, and
▪	six independent directors, as determined by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, one of which serves as lead director.
The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.
The Nominating and Corporate Governance Committee regularly reviews the appropriateness of the combined position of Chairman of the Board and the Company’s Chief Executive Officer. The Committee believes that it is in the best interests of the Company and its shareholders for the Board to continue to combine the roles of Chairman and Chief Executive Officer due to the depth of knowledge, experience and expertise of the Company’s current Chairman and Chief Executive Officer.  The Committee believes combining these two roles creates a single focal point for Company leadership and projects a clear sense of direction to shareholders and employees within an industry that is in the midst of rapid change. The Committee will continue to regularly review the appropriateness of this combined role.
Beginning in 2011 the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is in the best interests of the Company and its shareholders to designate a lead director.  Mr. Beeler served as lead director from 2011-2016. Mr. Williamson was designated lead director in 2016 and currently serves in that role. The Board believes having a lead director, among other things, allows Mr. Toms to focus on the Company’s strategy, business and operations, while preserving the benefits of having a single focal point for Company leadership in his current combined role of Chairman and Chief Executive Officer. The lead director’s duties include presiding over executive sessions of the Company’s independent directors, facilitating information flow and communication among the directors, serving as a point of contact between the independent directors and the Chairman and CEO and performing other duties as requested by the Board.
The Board of Directors typically holds five to six meetings per year. In fiscal 2017, it held six meetings. During fiscal 2017, the Nominating and Corporate Governance Committee met five times, the Audit Committee met four times and the Compensation Committee met three times. Each incumbent director attended at least 75% of the total fiscal 2017 Board meetings and committee meetings held during the period that he or she was a member of the Board or those committees. The Board of Directors has determined that each of the following directors is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, E. Larry Ryder, David G. Sweet, Ellen C. Taaffe and Henry G. Williamson, Jr. At each Board meeting the independent directors conduct a part of the meeting in executive session, at which only independent directors are present. It is the Company’s policy that each of the directors is expected to attend the Company’s Annual Meetings. All of the Company’s directors attended the 2016 Annual Meeting.
Also in 2011, upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it was in the best interests of the Company and its shareholders that all independent directors serve on all committees of the Board.  The Board believed, based on the relatively small size of the Board this “Committees of the Whole” approach is more efficient, since all independent directors have input into committee actions and that the need for committees reporting at Board meetings would be greatly reduced. However, Mr. Ryder, a former executive officer of the Company who retired in 2011, does not serve on the Compensation Committee.
The Nominating and Corporate Governance Committee has also determined that each member of the Board is independent as defined by applicable NASDAQ listing standards, except for Mr. Toms.

Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines, which set forth its policies with respect to certain governance issues and, together with the Company’s articles and bylaws, provide a framework for the effective governance of the Company.  A copy of the Corporate Governance Guidelines is available on the Company’s website at www.hookerfurniture.com.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of all of the Board’s independent directors. Mr. Sweet currently serves as its Chair. The Committee:
▪	identifies, investigates and recommends prospective director candidates;
▪	assists the Board with respect to corporate governance matters applicable to the Company;
▪	evaluates and makes recommendations to the Board regarding the size and composition of the Board;
▪	develops and recommends criteria for the selection of individuals to be considered as candidates for election to the Board; and
▪	assists the Board in senior management succession planning.
The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s website at www.hookerfurniture.com. The Board of Directors has determined that each member of the Committee is independent as defined by applicable NASDAQ listing standards.
Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Committee seeks candidates who:
▪	possess a reputation for adhering to the highest ethical standards and have demonstrated competence, integrity, and respect for others;
▪	have demonstrated excellence in leadership, judgment and character;
▪	have diverse business backgrounds, with a wide range of relevant education, skills and professional experience that will complement and enhance the Company’s business and strategy; and
▪	have the time to devote to Board and Committee service and are free of potential conflicts of interest.
While the Board has no formal policy regarding diversity, the Committee considers the diversity of the Board when identifying nominees for director. Such diversity may include a variety of different personal, business and professional experiences, as well as a variety of opinions, perspectives, backgrounds and other characteristics.
In the case of incumbent directors, the Committee reviews each director’s overall service to the Company during his or her term as director and whether his or her skills are still relevant to the needs of the Board in deciding whether to re-nominate the director. The Committee also considers future Board needs in light of the mandatory retirement age for outside directors of 75.
The Board does not believe that it is appropriate or necessary to limit the number of terms a director may serve.  However, any outside director must retire upon reaching the age of 75, with such retirement being effective and occurring upon the completion of the term in which the director turns 75.

The Committee also facilitates the Board’s annual self-assessment and is responsible for recommending director compensation to the Board of Directors. The Committee annually reviews Board compensation of the Company’s peer group and periodically engages outside consultants to independently assess Board compensation.
Procedures for Shareholder Recommendations of Director Nominees
The Committee will consider a director candidate recommended by a shareholder of record for election at the 2018 Annual Meeting if, in addition to meeting other applicable requirements, the shareholder submits the recommendation in writing to the Secretary of the Company in accordance with the procedures for the nomination of directors in the Company’s bylaws (including Article III, Section 3 of the bylaws) and it is received at the Company’s principal executive offices on or before January 5, 2018. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:
▪	the name and address of the shareholder making the recommendation;
▪
a representation that the shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

▪
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

▪
information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the United States Securities and Exchange Commission (“SEC”), if the candidate were to be nominated by the Board of Directors;

▪	information concerning the director candidate’s independence as defined by applicable SEC rules and NASDAQ listing standards; and
▪	the consent of the director candidate to serve as a director of the Company if nominated and elected.
The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.
Compensation Committee
The Compensation Committee consists of all of the Board’s independent directors, except Mr. Ryder who is not a member of the Committee.  Mr. Gregory currently serves as its Chair. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer and the Company’s other executive officers.
The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.
The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website at www.hookerfurniture.com. The charter delegates to the Committee a number of specific responsibilities for establishing, reviewing, approving, monitoring and administering executive compensation.  In addition, the charter requires that each member of the Compensation Committee be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each Committee member meet applicable NASDAQ director independence requirements.  The Report of the Compensation Committee can be found on page 13.  Under the terms of its charter, the Committee may delegate any of its duties or responsibilities to subcommittees of the Committee. In addition, the Committee may delegate to Company officers certain administrative responsibilities relating to the Company’s 2015 Stock Incentive Plan.
The Committee has the authority, without any further approval from the Board, to retain advisers, as it deems appropriate, including compensation consultants.  In retaining an adviser, the Committee has sole authority to approve the adviser’s fees and other retention terms, and has the sole authority to terminate the adviser.
The Committee has directly engaged Mercer (U.S.) Inc. as its external compensation consultant. Mercer reports to and receives direction directly from the Committee, and a representative of Mercer is available to attend meetings of the Compensation Committee as its advisor when requested by the Committee. In prior fiscal years, Mercer has provided the Committee with third-party survey information for use in setting short- and long-term compensation levels, perspective on emerging compensation issues and trends, and expertise in incentive compensation structure, terms and design. In early fiscal 2017, the Committee engaged Mercer to advise it regarding executive compensation (including peer group selection for purposes of comparability analysis).  The Committee also engaged Mercer on behalf of the Nominating and Corporate Governance Committee to provide advice to that committee regarding director compensation matters.
In addition, Mercer provides record keeping and actuarial services in connection with the Company’s Supplemental Retirement Income Plan, but does not advise the Company on the design or operation of that plan.  In considering whether to continue to engage Mercer as the Committee’s compensation advisor, the Committee annually evaluates Mercer’s independence from Company management and whether it has any conflicts of interest, including the fact that Mercer provides certain record keeping and consulting services to the Company. In fiscal 2017, the Committee evaluated the fees paid by the Company to Mercer as a percentage of Mercer’s total revenue and Mercer’s policies and procedures to prevent conflicts of interest, and Mercer’s confirmation that it has no business or personal relationship with a member of the Committee, does not own any stock of the Company, and has no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that Mercer was independent of the Committee and of Company management and had no conflicts of interest in its performance of services to the Committee.
The Committee typically meets three to four times each year.  During the 2017 fiscal year, it met three times.  The Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when the Committee considers their input relevant or necessary for evaluating compensation proposals.  A portion of each meeting is generally held in executive session, as the Committee deems appropriate.  All Committee votes are conducted in executive session.  The Chief Executive Officer and the Chief Financial Officer do not attend these executive sessions. The Committee annually reviews the Chief Executive Officer’s compensation.
The Chief Executive Officer makes recommendations to the Committee concerning compensation for the other executive officers of the Company.  Decisions regarding compensation for employees other than the executive officers are made by the Chief Executive Officer in consultation with other members of senior management.  Management assists the Committee in administering various elements of the Company’s executive compensation program.  The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting.  During fiscal 2017, management provided the Committee with recommendations regarding executive officer compensation, as discussed further in Compensation Discussion and Analysis on page 14.
Audit Committee
The Audit Committee consists of all of the Board’s independent directors. Mr. Beeler serves as its Chairman. The Committee:
▪	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;
▪	negotiates fees for audit, audit-related and tax services;
▪	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm;
▪	approves the appointment of the Company’s internal audit service provider, RSM, LLP; and

▪	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.
The Audit Committee receives updates from the auditor and management at its quarterly Audit Committee meetings. During fiscal 2017, the auditor and management made presentations to the Committee on specific topics of interest, including:
▪	management’s critical accounting policies;
▪	the auditor’s fiscal 2017 integrated audit plan and updates on the completion of the plan;
▪	the progress of the auditor’s opening balance sheet audit of the newly acquired business of Home Meridian;
▪	the status of management’s purchase price allocation work related to the Home Meridian acquisition;
▪	post-acquisition integration efforts;
▪	compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act;
▪	strategy and management of the implementation of the Company’s ERP system in its legacy businesses; and
▪	the Company’s cybersecurity practices.
The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website at www.hookerfurniture.com. The Board of Directors has determined that each member of the Audit Committee is independent as defined by applicable SEC rules and NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson, Ryder and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 12.
Appointment and Evaluation of the Independent Auditor
On an annual basis, the Audit Committee reviews the audit firm’s performance as part of its consideration of whether to reappoint the firm as the Company’s independent auditor. As part of this review, the Audit Committee considers, among other things:
▪	the continued independence of the audit firm;
▪	the audit firm’s experience and fresh perspective occasioned by mandatory audit partner rotation and the rotation of other audit management;
▪
the length of time the audit firm has served as the Company’s independent auditors, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the audit firm’s independence;

▪	whether the audit firm should be rotated and considers the advisability and potential of selecting a different audit firm;
▪	the appropriateness of the audit firm’s fees;
▪	evaluations of the audit firm by management;
▪	the audit firm’s effectiveness of communications and working relationships with the audit committee and management; and
▪
the quality and depth of the audit firm and the audit team’s expertise and experience in the Company’s industry and related industries in light of the breadth, complexity and global reach of the Company’s business.

Related Party Transactions
The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose a “related party transaction” includes any transaction, arrangement or relationship involving the Company in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the SEC.
For relationships or transactions involving a related-party which involve an officer or director, the proposed relationship or transaction must be (i) reported to the Chairman of the Audit Committee, if a director or senior Company officer (including the named executive officers) is involved, (ii) reported to the SVP Finance and Accounting, or the Chief Executive Officer, for transactions involving other officers of the Company, and (iii) reviewed and approved by the Audit Committee. While we do not have a standalone written policy or procedure for the review, approval or ratification of other transactions with related persons, it is our practice that potential related person transactions are first screened by our SVP – Finance and Accounting for materiality and then sent to the Audit Committee for review.  In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s economic interest in the transaction.
There were no related party transactions identified during fiscal 2017.

Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees and directors, including the principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.hookerfurniture.com. Amendments of and waivers from the Company’s Code of Business Conduct and Ethics will be posted to the website when permitted by applicable SEC and NASDAQ rules and regulations.
The Role of the Board of Directors in Risk Oversight
The Board of Directors, or an appropriate committee of the Board of Directors, provides oversight for Company-wide risk management and performs the Board’s oversight role in many different ways, including by:
▪	reviewing and approving the Company’s annual operating and capital budgets;
▪	reviewing the Company’s quarterly and year-to-date operating results and discussing those results with senior management;
▪	reviewing management’s quarterly risk assessment reports;
▪	reviewing management and internal audit reports regarding the Company’s internal control over financial reporting; and
▪	reviewing reports regarding the Company’s internal control over financial reporting from its independent registered public accounting firm.
The Audit Committee meets in executive session with the Company’s independent auditors to discuss topics related to the Company’s financial reporting and internal control. Additionally, the Nominating and Corporate Governance Committee and the Compensation Committee meet periodically to address governance and compensation issues, including compensation-related risks. The committees have the authority to utilize outside advisors and experts when needed. In his combined role as Chairman and Chief Executive Officer, Mr. Toms’ membership on the Board gives the Board valuable insight into the Company’s operations and risks. His unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the risks the Company faces. The Board committees (which consist of only independent members) also engage in discussions regarding risk management in executive session, without the participation of the Chairman and Chief Executive Officer.

Director Compensation
The Nominating and Corporate Governance Committee is responsible for recommending director compensation to the Board of Directors. Non-employee directors are compensated based on their term of service, which typically begins with the election of directors at the Company’s Annual Meeting, and which is referred to as a “service year.”
Board Compensation Review
In 2016, the Nominating and Corporate Governance Committee retained Mercer to review the Company’s compensation structure and positioning, reflecting recent changes relative to the thirteen-company peer group developed for the executive total remuneration assessment conducted in early 2016. Mercer recommended a peer group consisting of companies similar to Hooker Furniture in terms of industry, size and operational complexity. Mercer recommended this group because its members shared various financial and operational attributes with the Company, while not being limited to furniture companies. The Committee determined it was appropriate for Mercer to use the same peer group developed for its executive compensation review for its analysis of Board compensation.
Mercer found that the Company’s director compensation was in the lower quartile of the Company’s peer group. Based on the results of Mercer’s study and the Company’s larger size and increased complexity due to its acquisition of the business of Home Meridian International, Inc., the Committee recommended that effective at the beginning of the Board’s 2016-2017 term of service beginning in June 2016:
▪	the annual board retainer fee be increased from $41,500 to $48,000;
▪	stipends for the Lead Director and Audit Committee chair be increased from $5,000 to $8,000;
▪	Stipends for the Chairs of the Compensation and Nominating and Corporate Governance committees be increased from $4,000 and $3,000 respectively to $5,000 each.
In 2016, the Nominating and Corporate Governance committee recommended and the Board of Directors approved the establishment of share ownership guidelines for non-employee directors. Based on this recommendation, the Board adopted a policy under which non-employee directors are required to hold shares with a value equal to three times their annual cash compensation.  Each director is allowed six years to accumulate the required holding level.
Non-Employee Director Compensation for the 2016-2017 Service Year
The non-employee director compensation arrangements discussed below were recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.  For the 2016-2017 service year non-employee directors received cash fees in the form and amounts described above.
All non-employee directors also received annual grants of restricted stock under the Company’s 2015 Stock Incentive Plan. The number of shares of restricted stock awarded to each non-employee director was equal to fifty percent of the total cash fees payable to that director for a service year. As required by the plan, the restricted stock awards were determined by dividing fifty percent of the total cash fees payable to each non-employee director by the fair market value (as defined in the 2015 Stock Incentive Plan) of the Company’s Common Stock on the award date and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on:
▪	the first anniversary of the grant date if the non-employee director remains on the Board to that date; or
▪	if earlier, when the director dies or is disabled, the Annual Meeting following the director’s attainment of age 75, or a change in control of the Company.
Directors are prohibited from engaging in certain types of transactions related to the Company’s Common Stock, including transactions in derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings or performing their duties as directors, as well as Board-related professional education. Mr. Toms receives no compensation for serving on the Board of Directors or for attending Board or committee meetings other than reimbursement for expenses.
The following table sets forth non-employee director compensation paid for fiscal year 2017.

Non-Employee Director Compensation
Name	Cash Fees (1)	Stock Awards(2)(3)	Total
W. Christopher Beeler, Jr.	$56,000	$28,000	$84,000
John L. Gregory, III	53,000	26,500	79,500
E. Larry Ryder	48,000	24,000	72,000
David G. Sweet	53,000	26,500	79,500
Ellen C. Taaffe	48,000	24,000	72,000
Henry G. Williamson, Jr.	56,000	28,000	84,000

(1)	Includes annual retainer fee, committee chair fees and lead director fee paid to each director in June 2016, as described in greater detail above.

(2)
These amounts are the aggregate grant date fair value of shares of restricted stock awarded to each non-employee director on June 10, 2016 under the Company’s 2015 Stock Incentive Plan. Fair value is determined in accordance with stock-based compensation accounting standards (Topic 718 of the Accounting Standards Codification).  The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For a discussion of assumptions used in calculating award values, refer to note 13 of the Company’s consolidated financial statements included in the Company’s 2017 Annual Report on Form 10-K.

(3)	As of January 29, 2017, each non-employee director had the following unvested stock awards outstanding:

Name	Restricted Stock(#)
W. Christopher Beeler, Jr.	2,624
John L. Gregory, III	2,404
E. Larry Ryder	2,301
David G. Sweet	2,499
Ellen C. Taaffe	993
Henry G. Williamson	2,624

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended January 29, 2017 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Auditing Standard 16.  The Committee has also considered whether the non-audit related services provided by the independent registered public accounting firm are compatible with maintaining the firm’s independence and found them to be acceptable.
The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017 for filing with the SEC.
W. Christopher Beeler, Jr., Chairman
 John L. Gregory III
E. Larry Ryder
 David G. Sweet
Ellen C. Taaffe
Henry G. Williamson, Jr.

REPORT OF THE COMPENSATION COMMITTEE
The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
John L. Gregory III, Chairman
W. Christopher Beeler, Jr.
 David G. Sweet
Ellen C. Taaffe
 Henry G. Williamson, Jr.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of the independent directors and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board of Directors as an executive officer.
Compensation Risk Assessment
As part of its oversight responsibilities, the Compensation Committee, with assistance from management, annually reviews the Company's compensation policies and practices for all employees to determine whether they are reasonably likely to present a material adverse risk to the Company. Their review includes, among other things, a consideration of the incentives that the Company’s compensation policies and practices create and factors that may affect the likelihood of excessive risk taking. Based on its most recent review, the Committee concluded that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information concerning this review, see Management of Executive Compensation-Related Risk on page 25.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee of the Board oversees the Company’s executive compensation program.  The Committee makes decisions regarding the compensation of the Company’s “named executive officers.”  The named executive officers as of the last day of fiscal year 2017 (which ended January 29, 2017) are listed in the Summary Compensation Table on page 28.  More information concerning the composition of the Committee and its authority and responsibilities can be found under Compensation Committee on page 7.
Compensation Philosophy
A key objective of the Company’s executive compensation program is to attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders.  Another objective of the program is to motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.  The Committee also believes that having a stable executive management team is necessary to achieve the Company’s profitability objectives as the industry adapts to changing consumer preferences, sourcing and distribution options and broader market factors such as the overall performance of the U.S. economy and the relative strength of housing and home furnishings related activity.
Compensation Program
The Company’s executive compensation program employs several elements of compensation to achieve the objectives of its compensation philosophy. The primary elements of the program are base salary, an annual cash incentive, long-term incentives and supplemental retirement and life insurance benefits.  The Company may enter into an employment agreement with an executive officer under specific circumstances, as discussed further below.  These elements are structured to compensate executives over three separate timeframes:
▪
Annual compensation. Base salaries are typically set for each calendar year and the annual cash incentive is set for each fiscal year. The annual cash incentive is determined based on the Company’s financial performance during the current fiscal year. The Compensation Committee sets base salaries and potential annual cash incentive amounts for each executive position based on a number of factors, including competitive market data, responsibilities and individual performance and the Committee members’ business judgment. Base salaries are set for each calendar year based on the individual executive’s performance during the preceding fiscal year.

▪
Longer-term compensation.  Long-term incentives are designed to reward executives if the Company achieves specific performance goals or growth in shareholder value over multi-year periods.  The amounts payable to executives under performance incentives vary based on the extent to which the specified goals are achieved or surpassed.  The Company has historically granted long-term incentives in the form of performance awards and restricted stock units.

▪
Full career and time-specific compensation.  Supplemental retirement and life insurance benefits are linked to certain executive’s continued employment with the Company to a specified age.  Employment agreements and time-based restricted stock units are designed primarily to retain the covered executives for a minimum defined period of time.

The Committee believes the objectives of the Company’s executive compensation program can best be attained by structuring the program to provide compensation over these separate timeframes.  For example, the Committee views annual and longer-term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders.  In addition, the Committee believes compensation tied to service over a full career or a specific period helps to promote executive retention and thereby allow the Company to maintain a stable management team.
Fiscal Year 2017 Financial Highlights
The Home Meridian acquisition closed on the first day of the Company’s recently completed 2017 fiscal year. Consequently, Home Meridian’s prior year results are not included in the results for fiscal 2016 discussed below.

The Company delivered a year of solid performance in fiscal year 2017.  The following are selected highlights of the Company’s results for fiscal year 2017 compared to fiscal year 2016:
▪	Consolidated net income increased by $9.1 million to $25.3 million, which was net of $3.1 million of intangible asset amortization expense on HMI acquisition intangibles.
▪	Diluted earnings per share increased by $0.69 to $2.18 per share.
These improvements were due to the Home Meridian acquisition on the first day of the 2017 fiscal year and were partially offset by decreased sales in our Casegoods and Upholstery operating segments. Decreased sales in these segments were due in large part to sluggish retail furniture sales, a trend which began in the second half of fiscal 2016 and one that seems generally consistent with that of the overall home furnishings industry. Despite decreased sales in these segments, operating income was essentially flat in both segments due in large part to lower ocean freight costs in our Casegoods segment and in the Hooker Upholstery division of our Upholstery segment.
 Fiscal Year 2017 Compensation Highlights
▪
Annual cash incentive – The Committee approved annual cash incentive increases for Messrs. Toms and Huckfeldt and Ms. Jacobsen, based on an evaluation of the competitiveness of their total compensation to the market, as defined by the modified peer group the Committee adopted earlier in the year. The Company achieved approximately 98% of the fiscal year 2017 consolidated net income target set by the Compensation Committee for the annual cash incentive plan. Consequently, each named executive officer received an annual cash incentive payment under the cash incentive plan established at the beginning of the year. During fiscal 2017, as part of its review of executive compensation, the Committee also determined that it was appropriate to increase Ms. Jacobsen’s annual cash incentive target from 40% to 45% based on her responsibilities and accomplishments.

▪
Long-Term Incentive Awards – The Company awarded time-based restricted stock units and performance grants to the named executive officers for the 2017 fiscal year in April 2016. These awards will be earned based on satisfaction of performance conditions measured for a performance period that includes the 2017-2019 fiscal years. Additionally, performance measurements were met for performance awards granted for the three-year performance period beginning in fiscal 2015 and each named executive officer who was an officer in fiscal 2015 received a payout in the form of shares of company stock and cash.

▪
Base salary– In March 2016, the Committee increased Messrs. Toms’ and Huckfeldt’s base salaries to $415,000 and $250,000, respectively, an increase of 12.2% and 16.6%.  These increases were to reward them for exceptional personal performance and to align their total compensation more closely with the market, as defined by the modified peer group the Committee adopted earlier in the year. Mr. Delgatti’s and Ms. Jacobsen’s base salaries were not increased for the 2017 fiscal year based on the competitiveness of their base compensation to market as defined by the modified peer group the Committee adopted earlier in the year and because their responsibilities had not changed materially during the preceding calendar year. Mr. Revington’s base salary was not increased as he had only recently joined the Company.

Mix of Total Compensation.  The following charts illustrate the percentage of total compensation for our CEO and our other named executive officers on average, respectively, represented by each element of compensation for the 2017 fiscal year.

CEO Compensation
Other 3%
Annual Base Salary 30%
Supplemental Retirement Benefits 35%
Annual Cash Incentive 14%
Performance Grants 18%

Average Other Named Executive Officer Compensation
Supplemental Retirement Benefits 8%
Other 2%
Annual Base Salary 46%
Performance Grants 27%
Annual Cash Incentive 17%

Process for Determining Executive Compensation
The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities and determines long-term incentive compensation and other benefits for the Company’s executive officers.  The Committee follows the processes and considers the information discussed below in setting executive compensation.
Competitive Pay Data
In fiscal year 2017, the Committee engaged Mercer to update the Company’s peer group based on the Company’s changed profile following its purchase of the business of Home Meridian International. Mercer was also asked by the Committee to summarize peer compensation data and conduct a review of the Company’s executive compensation programs. Mercer recommended a peer group consisting of companies similar to the Company in terms of industry (companies in the furniture/household durables/consumer discretionary markets) and size (companies with annual revenue of approximately 60% to 265% of the Company’s annual revenue). Mercer recommended this group because its members shared various financial and operational attributes with the Company, while not being limited to furniture companies. The peer group represents companies of a similar size and similar operational complexity as the Company, and also represents the type of companies against which the Company competes for management talent. The peer group consists of the following companies:
▪	American Woodmark Corporation
▪	Bassett Furniture Industries, Inc.
▪	Cavco Industries, Inc.
▪	Culp, Inc.
▪	Dixie Group, Inc.
▪	Ethan Allen Interiors, Inc.
▪	Flexsteel Industries, Inc.
▪	Haverty Furniture Companies, Inc.
▪	La-Z-Boy, Inc.
▪	Lifetime Brands, Inc.
▪	Nautilus, Inc.
▪	PGT, Inc.
▪	Trex Company, Inc.
The Compensation Committee used this peer group as one of several factors in making compensation decisions and to establish a baseline from which to set executive compensation (including during fiscal year 2017). The Committee compared total compensation as well as the individual compensation elements for each executive officer to the peer group in fiscal year 2017. The Committee will refresh the peer group and compensation study in the future, as needed.  The Committee does not tie compensation for its executive officers to any particular level or target based on this comparable compensation data. Instead, the Committee considers this pay comparability data as one of many factors when determining the appropriateness of individual elements of compensation, as well as the total compensation, payable to the Company’s executive officers.
Other factors considered in setting fiscal year 2017 executive compensation were inflation, regional cost-of-living factors and whether there were material changes in executives’ duties.
Company Performance
Each year the Committee considers which financial performance measures to use in setting annual and longer-term incentive compensation for the executive officers.  The Committee has, at various times, linked annual cash incentives to the Company’s attainment of specific levels of operating income, pretax income and net income. Longer term incentives typically have been linked to achievement of a different set of performance measures, such as earnings per share for performance grants. Historically, the Committee has awarded long-term performance grants tied to growth in the Company’s earnings per share (EPS), both in absolute terms and relative to EPS growth for the peer group companies. The Committee believes that EPS and EPS growth are currently the most appropriate performance measures for long-term compensation incentives because these metrics lend themselves, in a simple and objective manner, to year-over-year comparisons and to comparison with the financial performance of peer companies.  In most cases, other performance measures have been found to behave in a manner consistent with EPS-related measures. Therefore, the Committee does not believe additional criteria would provide a different or an enhanced perspective on the Company’s performance.
The Committee generally selects performance measures for annual incentive compensation that correspond to financial measures used by management in making day-to-day operating decisions and in setting strategic goals. In addition, these types of measures are used by the Board in evaluating Company performance.  The Committee generally consults with the Chief Executive Officer and other senior executives before setting performance levels for annual and longer-term incentive compensation.  The input provided by management is one of many factors that Committee considers in establishing the applicable measures and performance levels for incentive compensation.  The other factors the Committee considers include the annual operating budget which is approved by the Board. The Board’s approval of the annual budget includes its review of industry and macroeconomic trends, industry sales growth, cost containment and expected capital expenditures.
Individual Performance
The Committee annually assesses the individual performance of each executive officer and considers it when setting an executive officer’s base salary. However, given the modest increases in cost of living in recent years and the Company’s emphasis on linking a larger percentage of executives’ total compensation to performance-based incentives, the Committee may elect not to increase certain executives’ base salaries on an annual basis, instead using potential annual and longer-term incentive based payments to compensate individual executives. The Committee reserves the right to adjust base salaries as it determines to be appropriate; however, the Committee does not have a practice of automatically providing for annual increases in base salaries and therefore a decision not to increase an executive’s base salary is not based on an assessment of an executive’s performance. Each executive’s performance is measured against specific personal objectives that were established early in the prior year. The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee.  Other executive officers establish their individual objectives in consultation with the Chief Executive Officer.  These objectives may include both subjective and quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.
The Committee’s assessment of each executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer and a review of Company performance.  The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual areas of responsibility, and because it allows the Company to reward those specific contributions.
Allocating Between Compensation Elements
The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program.  Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program.
Shareholder Say-on-Pay Vote
At the 2016 Annual Meeting, shareholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.  This is referred to as a

“say-on-pay” proposal. Approximately 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this vote result reflects general approval of the Company’s overall approach to structuring the Company’s executive compensation program.  Therefore, the Committee did not make any significant changes in the structure of the Company’s executive compensation program during fiscal 2017 in response to the 2016 say-on-pay vote.  The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s named executive officers.
Shareholder Say-on-Frequency Vote
The Board of Directors has determined that the Company’s shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the Company’s shareholders at the 2011 Annual Meeting. Accordingly, at the 2017 Annual Meeting, shareholders will again have the opportunity to indicate their views on the compensation of the Company’s named executive officers by an advisory say-on-pay vote.  The Board recommends that you vote FOR the say-on-pay proposal (Proposal Three) at the 2017 Annual Meeting.  For more information, see “PROPOSAL THREE — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION” on page 40 in this proxy statement and “PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION on page 41.
Executive Compensation Decisions for Fiscal Year 2017
For the 2017 fiscal year, the primary elements of compensation for the named executive officers were:
▪	base salary (set on a calendar year basis),
▪	an annual cash incentive opportunity (based on the Company’s fiscal year financial performance),
▪	long-term equity-based incentives for each named executive officer,
▪	supplemental retirement benefits for three of the named executive officers, and
▪	life insurance benefits for one of the named executive officers.
Base Salary
After reviewing and adopting Mercer’s updated peer group recommendations and reviewing Mercer’s executive compensation study, the Committee established base salaries for each named executive officer during the first quarter of fiscal 2017 to be effective for the 2016 calendar year. The Committee’s process for setting base salary and other compensation included an annual review of individual performance and such other relevant factors as accomplishments in the executive’s current role, changes in responsibilities, job performance and the Committee’s assessment of the market rate for these positions. The Committee does not automatically increase base pay annually, but instead bases salary increases on the preceding factors.

The Committee determined that it was appropriate to increase Messrs. Toms’ and Huckfeldt’s base salaries to $415,000 and $250,000 annually, respectively, in recognition of the increased complexity and additional management responsibilities of a new, much larger organization resulting from the completion of the Home Meridian Acquisition and in consideration of the competitiveness of their total compensation to the market, as defined by the modified peer group the Committee adopted earlier in the year. The Committee also reviewed the performance, responsibilities and current base salaries of the other executive officers and elected not to increase base salaries for the others.

Annual Cash Incentive
The Committee believes it is in the best interests of the Company and its shareholders to base the annual cash incentive directly on achievement of an objective performance metric.  The Committee generally considers consolidated net income to be the appropriate performance metric for the annual cash incentive for senior management because it believes that items included in net income, such as consolidated income tax expense, discontinued operations, interest expense and other income and expense, reflect upon the appropriateness of management decision-making and therefore provide an effective tool for measuring senior management performance over the course of a fiscal year. However, since Mr. Revington’s fiscal 2017 responsibilities related primarily to the Home Meridian segment and Mr. Delgatti’s responsibilities were primarily related to the Hooker Casegoods and Upholstery segments, the Committee believed it was in the best interest of the Company and its shareholders to set Mr. Revington’s and Mr. Delgatti’s performance metrics based on the operating income of their respective areas of responsibility.
During the fiscal 2017 first quarter, the Committee approved an annual cash incentive for the 2017 fiscal year.  Each named executive officer had the opportunity to receive a payment, expressed as a percentage of his calendar year 2016 base salary, if the Company obtained 70% or more of its fiscal year 2017 consolidated net income target (70% of the Home Meridian segment’s budgeted operating income in the case of Mr. Revington and 70% of the Hooker Casegoods and Upholstery segments’ consolidated operating income in the case of Mr. Delgatti). No cash bonus would be payable unless the Company reached at least 70% of the consolidated net income target (70% of the Home Meridian segment’s budgeted operating income in the case of Mr. Revington and 70% of the Hooker Casegoods and Upholstery segment’s consolidated operating income in the case of Mr. Delgatti) and the bonus opportunity was capped at a maximum amount if the Company reached 150% or more of its consolidated net income target for fiscal year 2017 (150% of the Home Meridian segment’s budgeted operating income in the case of Mr. Revington and 150% of the Hooker Casegoods and Upholstery segments’ consolidated operating income in the case of Mr. Delgatti).
Annual cash incentive targets are established based on budgeted net income. Budgeted net income is established by management in its annual operating budget, which is approved by the Board.
Target payouts for each named executive were established based on a number of factors including:
▪	Historical target payouts for each executive;
▪	data contained in a Mercer compensation study from a prior fiscal year;
▪	general business knowledge and experience of the Committee’s members;
▪	other general compensation information available to the Committee, such as perceived contribution to the Company’s success, including areas outside the executive’s core functions; and
▪	the short-to-medium term total realizable compensation for each executive.
As discussed above, the Mercer study reflected total compensation for similar positions at similarly situated companies with which the Company would expect to compete for executive talent.  The Committee evaluated each executive’s total compensation, with an emphasis on shifting a greater share of the executive’s total compensation to incentive-based pay, and also considered the executives’ specific roles, responsibilities and experience, as well as other elements of each executive’s compensation arrangement and considered the mix of short- and long-term elements in each executive’s overall compensation plan. Generally, it works as follows: the greater an executive’s responsibilities, the larger the potential award. For example, Mr. Toms, the most senior executive was awarded a larger potential incentive award than were other senior executives due to his senior standing within the Company and his larger share of responsibilities. The incentive opportunities were structured such that if consolidated net income did not meet the target, the named executive officers would receive a reduced payment or no payment, but if consolidated net income exceeded the target, incentive payments would increase at a rate greater than the increase in net income. This was designed to recognize exemplary consolidated net income achievement.  In no event would an incentive payment be earned if less than 70% of the target level was attained.
In 2016, the Committee reviewed a compensation study prepared by Mercer.  The study evaluated the total remuneration packages for the named executive officers and evaluated the competiveness of their compensation to the market, as defined by the modified peer group that the Committee adopted earlier in the year.  The Company also evaluated the personal performance of the individual executive officers, except for Mr. Revington, who only recently joined the Company.  Based on this review of total executive compensation and the complexity of the new, much larger organization, the Committee approved increases in annual cash incentive for Messrs. Toms and Huckfeldt and Ms. Jacobsen.
The award opportunities for each executive were as follows (expressed as a percentage of 2016 calendar year base salary):
		If the Company Attained:
	0-69% of Target Net Income*	70-84% of Target Net Income*	85-99% of Target Net Income*	100-124% of Target Net Income*	125-149% of Target Net Income*	150%+ of Target Net Income*
Paul B. Toms, Jr.	0%	30.0%	45.0%	60.0%	80.0%	100.0%
Paul A. Huckfeldt	0%	23.0%	34.0%	45.0%	60.0%	75.0%
George Revington	0%	23.0%	34.0%	45.0%	60.0%	75.0%
Anne M. Jacobsen	0%	23.0%	34.0%	45.0%	60.0%	75.0%
Michael W. Delgatti, Jr.	0%	23.0%	34.0%	45.0%	60.0%	75.0%

* Home Meridian segment operating income in the case of Mr. Revington and Hooker Casegoods and Upholstery segment operating income in the case of Mr. Delgatti.

The net income target for the 2017 fiscal year was set at $25.8 million on a consolidated basis. The net income target had previously been approved by the Board in consultation with management, and after considering the Company’s profit potential, including the impacts of the Home Meridian Acquisition, the impact of national and international economic conditions on the Company and the home furnishings industry as a whole. Based on these factors, the Committee concluded that the target and threshold levels were appropriate to motivate and appropriately reward executive officers to attain the desired level of performance for fiscal 2017.
The Company achieved approximately 98% of its consolidated net income target set by the Committee for fiscal 2017.  The Home Meridian segment achieved 101% of its target set by the Committee in fiscal 2017 and the Hooker Casegoods and Upholstery segments achieved approximately 97% of the combined target set by the Committee in fiscal 2017. This results in payments at 75% of the cash incentive target for Messrs. Toms, Huckfeldt and Delgatti and Ms. Jacobsen and a 100% payout for Mr. Revington. As a result, the named executive officers received annual cash incentive payments as follows:
Name	Fiscal 2017 Annual Cash Incentive Earned
Paul B. Toms, Jr.	$186,750
Paul A. Huckfeldt	84,375
George Revington	180,000
Anne M. Jacobsen	67,500
Michael W. Delgatti, Jr.	101,250

Long-Term Incentives
During fiscal 2017, consistent with the Committee’s objective of giving greater weight to the performance-based element of total compensation, the Committee granted two types of long-term incentive awards for the performance period beginning in fiscal year 2017.  The awards were designed to directly link a significant portion of a named executive’s compensation to growth in value of the Company and to further enhance existing retention incentives under the Company’s executive compensation program.
The first of the two types of awards was a performance grant that entitles the executive to receive a payment at the end of a three-year performance period based on certain earnings per share (“EPS”)

targets.  One target is based on annual average growth in the Company’s EPS over the performance period and the other target is based on EPS growth over the performance period compared to that of the peer companies described at page 17.  The executive officer also must remain continuously employed with the Company through the end of the three-year performance period to be eligible for a payment (subject to limited exceptions).
The amount set forth in the table below is based on the average annual growth of the Company’s fully diluted EPS from continuing operations over the performance period. The Company’s EPS growth must average at least 5% annually over the performance period for a payment to be made.
	Payout Amount Based on EPS Growth (%) for Performance Period
Executive Officer	5%	10%	15%	20%	25%
Paul B. Toms, Jr.	$31,125	$93,375	$124,500	$155,625	$186,750
Paul A. Huckfeldt	15,000	45,000	60,000	75,000	90,000
George Revington	20,004	60,012	80,016	100,020	120,024
Anne M. Jacobsen	12,000	36,000	48,000	60,000	72,000
Michael W. Delgatti, Jr.	15,003	45,009	60,012	75,015	90,018

The amount set forth in the table below is based on the average annual growth of the Company’s EPS over the performance period relative to a group of specified peer companies. However, if the Company’s EPS growth is not positive for the performance period, this payment will be capped at the amount for the 50th percentile.
	Payout Amount Based on Relative EPS Growth for Performance Period
Executive Officer	Less than 50th percentile	50th percentile, but less than 75th percentile	Equal to or greater than 75th percentile
Paul B. Toms, Jr.	$0	$124,500	$186,750
Paul A. Huckfeldt	0	60,000	90,000
George Revington	0	79,992	119,988
Anne M. Jacobsen	0	48,000	72,000
Michael W. Delgatti, Jr.	0	59,994	89,991

The Committee selected EPS as the measure for the performance targets because EPS, and especially changes in EPS, directly reflect changes in the value of the Company over time, which the Committee believes best reflects the long-term interests of the shareholders. Using a simple, well-defined performance measure for these awards reduces the risk of manipulating that measure for short-term gain and reduces the risk of unintended consequences that could result from paying bonuses based on factors other than earnings, such as sales growth or non-financial measures which could misalign shareholder and management objectives. For example, a focus on sales growth or a non-financial metric such as customer satisfaction could provide an incentive to increase sales through greater discounting or create excessively generous return and allowance policies at the expense of overall profitability.

The Committee also awarded to each named executive officer (other than Mr. Toms) restricted stock units that will vest if the executive remains continuously employed with the Company (subject to limited exceptions) until the three-year anniversary date of each grant which is April 13, 2019. The awards may be paid in shares of company stock, cash or a combination of both, as determined by the Committee in its discretion.  They are designed to encourage retention and to provide an incentive for increasing shareholder value.  The number of RSUs awarded to each executive officer is set forth in the table below:
Executive Officer	Number of RSUs
Paul B. Toms, Jr.	0
Paul A. Huckfeldt	1,179
George Revington	3,143
Anne M. Jacobsen	943
Michael W. Delgatti, Jr.	2,357

The Committee did not award restricted stock to Mr. Toms because it determined that the Supplemental Retirement Income Plan and executive life insurance program provide sufficient retention incentives for him.
Supplemental Retirement and Life Insurance Benefits
Messrs. Toms and Huckfeldt, Ms. Jacobsen and certain other officers and managers, participate in the Company’s Supplemental Retirement Income Plan (“SRIP”).  The SRIP is an unfunded supplemental retirement plan that provides a monthly benefit equal to a specified percentage of the participant’s base salary plus annual bonus for the 60 consecutive month period preceding his termination of employment (referred to as his “Final Average Earnings”).  Messrs. Toms and Huckfeldt and Ms. Jacobsen are each eligible to receive a monthly benefit equal to 50%, 25% and 25%, respectively, of their Final Average Earnings. The benefit is paid for 15 years following the participant’s retirement.  As a general matter, a participant is not entitled to receive any benefit under the SRIP unless they remain continuously employed with the Company to age 60.  At age 60, the participant becomes vested in 75% of their SRIP benefit and in 5% increments each following year until becoming 100% vested at age 65, assuming the participant remains continuously employed to those dates.
The objective of the SRIP is to create incentives for covered employees to remain employed with the Company over the balance of their careers, reward extended service with the Company and to balance short-term and long-term decision making, thereby enhancing the stability of the management team and allowing for predictability in succession planning.   In addition, the Committee has determined that the SRIP helps mitigate compensation-related risk for the reasons discussed at page 25.
Each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company.  The Committee believes that this provision further enhances retention by providing assurance to employees that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control.  The amounts to which participating named executive officers would be entitled to receive under the SRIP and additional information concerning the SRIP can be found in the Pension Benefits table on page 33 and Potential Payments upon Termination or Change in Control on page 33.
Messrs. Revington and Delgatti do not participate in the SRIP. They have been provided other retention incentives under their employment agreements that are tailored to their specific employment circumstances.
The Company also maintains an executive life insurance program for certain officers, including Mr. Toms.  Like the SRIP, the life insurance program is designed to retain executives through their careers and reward extended service with the Company by providing life insurance coverage until they reach age 65, allowing for stability in management and predictability in succession planning.  The death benefit is $2 million if Mr. Toms dies after his 60th birthday but on or before his 65th birthday. Participating executives may designate the beneficiary to whom the death benefit would be paid.  This coverage terminates immediately once the executive reaches age 65 or if the executive leaves the Company for any reason, other than death, before reaching age 65.  Other than upon the death of the executive before age 65, the Company is the beneficiary of the policy. None of the other named executive officers participates in the executive life insurance program. Instead, the Committee believes that successive annual long-term incentives, such as time-based restricted stock units and performance grants, will provide incentives for these executives to remain employed with the Company.
Employment Agreements
Generally, the Company has not entered into employment agreements with its executives, except as set forth below.  The Committee recognizes that in certain circumstances employment agreements may help the Company achieve the objectives of its compensation program and its other business goals.  Therefore, the Committee assesses on a case-by-case basis whether it may be appropriate to enter into employment or separation agreements with executive officers.
The Company has entered into an employment agreement with Mr. Delgatti. At the time the agreement was entered, Mr. Delgatti was a seasoned and well-respected furniture executive and had been identified as a key executive in the Company’s near- and medium-term sales and operations plans.  With this in mind, the Committee determined that an employment agreement, which includes a non-compete agreement, offered to secure an employment commitment from Mr. Delgatti, was appropriate.
Upon its acquisition of the assets of Home Meridian International (HMI) effective February 1, 2016, the Company entered into an employment agreement with George Revington, who served as HMI’s Chief Executive Officer since its founding in 2006. Mr. Revington currently leads the Company’s Home Meridian segment as its President and Chief Operating Officer and was named Chief Operating Officer of Hooker Furniture Corporation in January 2017. Mr. Revington is viewed as a key executive in the near-to-medium term success of that segment’s sales and operations. With this in mind, the Committee determined that an employment agreement, which includes a non-compete agreement, offered to secure an employment commitment from Mr. Revington, was appropriate.
For information regarding the terms of these employment agreements, see “Employment Agreements and Other Employment Terms” on page 29.
Other Benefits
The Company maintains a tax-qualified 401(k) savings plan for all of its eligible employees, including the named executive officers.  The plan provides for Company matching contributions, which are fully vested upon contribution.  The Company’s other benefit plans include health care, dental and vision insurance, group life insurance, disability insurance and tuition assistance. The named executive officers participate in these plans on the same basis as other eligible employees.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code generally limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the next three highest paid executive officers (not including the Company’s principal financial officer). Base salaries, variable cash compensation payable under the annual incentive plan, bonus payments, and stock and stock-based compensation payable other than solely based on corporate performance conditions are generally subject to the $1 million limit on tax deductible compensation. Compensation attributable to performance grants may qualify for deductibility under Section 162(m) because of their performance-based nature. Changes in tax laws (and interpretations of those laws), as well as other factors beyond the Company’s control, also affect the deductibility of executive compensation. In addition, the Committee may determine that corporate objectives justify the cost of being unable to deduct certain compensation.  For these and other reasons, the Company will not necessarily in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives.

Amounts payable under the long-term performance grants that the Committee awarded in fiscal 2017 are expected to qualify as performance-based and therefore be deductible to the Company when payable.  The Company expects that awards that the Committee may make in the future under the 2015 Stock Incentive Plan will also qualify as performance-based.
Incentive Compensation Recoupment Policy
The Board of Directors has previously adopted a “clawback” policy called the Incentive Compensation Recoupment Policy, in which the Board has the authority to pursue recovery of incentive compensation for the following reasons:

1.
Accounting Restatement. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will recover from any current or former officer who received any incentive compensation during  the 3-year period preceding the date on which the Company is required to prepare an accounting restatement based on the erroneous data, that amount of the incentive  compensation that is in excess of what would have been paid to the current or former executive officer under the accounting restatement.

2.
Material Error in Compensation Measure. If the Board determines that there was a material error in any measure (whether quantitative or qualitative) on which incentive compensation was granted, earned or paid and such error resulted in an excess amount over the amount of incentive  compensation that should have been granted, earned or paid to an employee or former employee during the three-consecutive-year period ending on the date on which such material error is discovered, the Board may require  reimbursement of the excess amount, or cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards, to the extent attributable to the excess amount.

3.
Fraudulent or Intentional Misconduct.  If the Board determines that any current or former employee of the Company has engaged in fraudulent or intentional misconduct materially affecting the Company’s business operations or such employee’s duties at the Company, the Board shall direct the Company to require reimbursement of compensation granted, earned or paid under the Company annual incentive and long-term incentive cash plans to such current or former employee and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by such current or former employee, in either case which has been granted or paid to or earned or realized by the current or former employee at any time during the three-consecutive year period ending on the date on which such fraudulent or intentional misconduct is discovered.

This policy does not limit the legal remedies the Company may seek against any employee for fraudulent or illegal activity.  Further, this policy was not adopted in response to any particular concerns, but rather to align the Company’s compensation practices with observed best practices.

Management of Executive Compensation-Related Risk
The Company’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives.  The Committee considers how the individual elements of executive compensation, and the executive compensation program as a whole, could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value.  In order to address this potential risk, the Committee annually reviews the risk characteristics of the Company’s executive compensation programs generally and considers methods for mitigating such risk.  The Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate such risk:
▪	the Committee has authority under the Company’s Incentive Compensation Recoupment, or “clawback”, policy to pursue recovery of excess incentive compensation paid to executives as a result of:

▪	an accounting restatement;
▪	a material error in a compensation measure; and/or
▪	fraudulent or intentional misconduct.
▪	the Committee has the unlimited authority to reduce long-term performance grant awards or pay no award at all;
▪	long-term performance grants have been performance-based, which aligns compensation with the interests of our shareholders;
▪	overall compensation is balanced between fixed and variable pay, and variable pay is linked to annual performance and performance over multi-year periods;
▪
the fixed compensation provided under our SRIP to certain executive officers helps avoid the potential for excess leverage and allows for longer service conditions than typical variable pay arrangements, thereby enhancing retention and management continuity;

▪
the multi-year cliff-vesting feature of restricted stock units promotes long-term retention, helps to mitigate inappropriate short-term risk taking and helps to align management and shareholder interests;

▪	profitability goals, which serve as inputs for variable annual cash incentive compensation and long-term performance grants, are not unduly aggressive;
▪
the long-term performance grants have been based on cumulative absolute and relative EPS growth over multi-year periods, which helps reduce the potential for short-term focus at the expense of longer-term growth;

▪	a consistent compensation philosophy has been applied year-over-year and does not change significantly with short-term changes in business conditions;
▪
open dialogue among management, the Committee and the Board regarding executive compensation policies and practices and the appropriate incentives to use in achieving short-term and long-term performance targets; and

▪	other general risk mitigating factors, including:
▪	quarterly reviews of the Company’s results of operations and financial condition;
▪	quarterly review of management’s periodic risk assessment report;
▪	review of management’s compensation risk report;
▪	executive sessions at all committee meetings, including executive session with the Company’s independent auditor; and
▪	a fairly flat organizational structure, which promotes knowledge sharing and risk awareness by members of senior management.
Other Policies and Practices
The Committee has adopted certain guidelines for administering annual cash incentive compensation.  Generally, an executive must remain employed to the last day of a fiscal year to be eligible to receive an annual cash incentive payment for that fiscal year.  However, executives who terminate employment during the last quarter of a fiscal year due to death or disability, or who retire after they have attained age 55 and completed 10 years of service, are entitled to receive the same payment that they would have received had they remained employed to the end of the fiscal year.  Executives who meet either of these requirements and who terminate employment in the second or third quarter of a fiscal year are entitled to receive 50% or 75%, respectively, of the payment they would have received had they remained employed to the end of the fiscal year.  The guidelines establish procedures for the Committee to review and approve annual cash incentive determinations after the Chief Executive Officer and Chief

Financial Officer confirm whether the performance conditions for the fiscal year have been achieved and whether any other applicable conditions have been met for that fiscal year.
The Committee has not adopted stock ownership requirements or guidelines because executives traditionally had a substantial portion of their retirement benefits invested in Company stock through the Company’s former Employee Stock Ownership Plan (ESOP). Prior to fiscal 2012, the Committee had not awarded stock-based compensation outside of the ESOP, and, through fiscal 2014, the Company’s long-term incentive awards did not result in shares of Company stock being issued to its executive officers.  Since the 2013 fiscal year, the Committee has approved restricted share units and performance grants for executive officers, which may be paid in shares of Common Stock, cash or both if the applicable service and performance requirements are met. The Committee may consider adopting a stock ownership policy in the future.
Executive officers are prohibited from engaging in certain types of transactions related to our Common Stock, including transactions in derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Summary Compensation Table
The following table sets forth the compensation for services in all capacities to the Company for the three fiscal years ended January 29, 2017 of the persons who were the Company’s named executive officers that year.
Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Paul B. Toms, Jr., Chairman and CEO	2017 2016 2015	407,500 370,000 370,000		$249,000 222,000 222,000	$186,750 185,000 185,000	$475,265 259,246 420,501	$41,244 41,139 46,960	$1,359,759 1,077,385 1,244,461
Paul A. Huckfeldt, CFO and Sr. VP Fin. and Acctg.	2017 2016 2015	244,023 214,500 214,500		148,603 127,068 126,528	84,375 85,800 85,800	100,405 47,880 95,158	9,530 9,865 9,116	586,936 485,113 531,102
George Revington, COO(1)	2017	396,923		236,257	180,000	-	13,083	826,263
Anne M. Jacobsen, Senior Vice President- Administration	2017 2016 2015	200,000 177,083 175,000		118,877 86,381 86,023	67,500 70,000 70,000	55,065 25,257 47,140	10,127 9,163 7,946	451,569 367,884 386,109
Michael W. Delgatti, Jr., President-Hooker Furniture (legacy)	2017 2016 2015	300,000 300,000 300,000		177,187 176,193 174,937	101,250 135,000 135,000	- - -	9,284 9,865 9,162	587,721 621,058 619,099

(1)	Mr. Revington’s employment began on February 1, 2016, the first day of the Company’s 2017 fiscal year, concurrent with the acquisition of the business of Home Meridian International, Inc.
(2)
Amounts shown represent base salary paid during the fiscal year. Annual base salary adjustments generally become effective at the beginning of each calendar year and do not coincide with the beginning of a fiscal year.

(3)
For Mr. Toms, this amount is the grant date fair value of the three-year performance grant that was awarded to him in fiscal 2017.  For the other named executives, this amount is the sum of the grant date fair value of (a) the restricted stock units and (b) three-year performance grants that were awarded to the named executive officers in fiscal 2017. The value of these awards was determined in accordance with stock-based compensation accounting standards (Accounting Standards Codification Topic 718). The three-year performance grants shown were computed assuming that the probable level of performance would be achieved (15% EPS growth and relative EPS growth at the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions. For more information regarding the restricted stock units and the three-year performance grants, refer to the Grants of Plan-Based Awards table on page 30 and to the Outstanding Equity Awards at Fiscal Year-End table on page 32. For more information regarding the calculation of restricted stock unit and performance grant values, refer to note 13 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017 (the “2017 Form 10-K”), as filed with the SEC.
(4)
This column shows amounts earned under the annual cash incentive program. For more information regarding the terms of the annual cash incentives for fiscal year 2017, see Compensation Discussion and Analysis at page 14.

(5)
This column shows the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”) at the earliest full benefit retirement age. These changes in present value are not directly in relation to final payout potential, and can vary significantly year-over-year based on (i) promotions and corresponding changes in salary;(ii) other one-time adjustments to salary or other reasons; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine present value of benefit; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. None of the named executive officers received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis.  Messrs. Revington and Delgatti do not participate in the SRIP.

(6)
All Other Compensation for fiscal year 2017 includes premiums paid by the Company for life insurance policies that support Mr. Toms’ benefit under the executive life insurance program (“ELIP”), amounts reimbursed for disability income insurance premiums and matching contributions to the Company’s 401(k) plan.

Name	ELIP	Disability Income Insurance Premium Reimbursement	401(k) Match	Total
Paul B. Toms, Jr.	$30,461	$688	$10,094	$41,244
Paul A. Huckfeldt	-	688	8,842	9,530
George Revington	-	-	13,083	13,083
Anne M. Jacobsen	-	655	9,472	10,127
Michael W. Delgatti, Jr.	-	688	8,596	9,284

Messrs. Huckfeldt, Revington and Delgatti and Ms. Jacobsen do not participate in the ELIP.

Employment Agreements and Other Employment Terms
The Company entered into an employment agreement with George Revington upon its acquisition of the assets of Home Meridian International (HMI) effective February 1, 2016. The Committee approved an employment agreement with Mr. Revington under which he will be employed for a term of three years at an annual base salary of $400,000 (as may be adjusted by the Committee from time to time).  In addition, the employment agreement provides that Mr. Revington will be eligible to receive a target annual incentive bonus equal to 45% of his base salary (including a pro-rated annual bonus for the Company’s 2017 fiscal year based on the portion of such year he was employed by the Company.  He also will be eligible to receive long-term incentive awards with an aggregate target value equal to 60% of his base salary and with terms and conditions similar to those awarded to other management employees of the Company having similar salary and level of responsibility, including a pro-rated long-term incentive award for the Company’s 2017 fiscal year based on the portion of such year during which he was employed by the Company. Payout of the target annual bonus will be subject to achievement of 100% of the budgeted operating income goal for the Home Meridian division, as determined by the Committee in its sole discretion. Mr. Revington will receive such other benefits, payments, or items of compensation as are provided under the Company’s employee benefit plans or as are made available from time to time under compensation policies set by Company for management employees having similar salary and level of responsibility as Mr. Revington.  If Mr. Revington’s employment is terminated by the Company without cause, he will receive an annual bonus for the year in which his employment terminates if an annual bonus is otherwise payable for that year, which shall be prorated for the period ending on the date his employment terminates.
The Company entered into an employment agreement with Mr. Delgatti during fiscal 2012 when he became President-Hooker Upholstery. The agreement provides for an annual bonus opportunity and long-term incentive awards similar to those awarded to other management employees having similar salaries and levels of responsibility as determined by the Compensation Committee in its sole discretion, as well as certain other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to these provisions, as well as provisions addressing payments to be made to Mr. Delgatti upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-disparagement of the Company, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company. For additional discussion regarding the terms of Mr. Delgatti’s agreement, see Potential Payments upon Termination or Change in Control, which begins on page 33.

Grants of Plan-Based Awards
The following table sets forth information concerning individual grants of awards made under the Stock Incentive Plans during fiscal 2017:
Name	Award Type	Grant Date for Equity Incentive Plan and Stock Awards	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Units (3)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Paul B. Toms, Jr.	Annual Cash Incentive		$124,500	$249,000	$415,830
	Performance Grant	4/13/16				$31,125	$249,000	$373,500		$249,000	(4)
Paul A. Huckfeldt	Annual Cash Incentive		56,250	112,500	187,875
	Performance Grant	4/13/16				15,000	120,000	180,000		120,000	(4)
	RSU Grant	4/13/16							1,179	28,603	(5)
George Revington	Annual Cash Incentive		90,000	180,000	300,600
	Performance Grant	4/13/16				20,004	160,008	240,012		160,008	(4)
	RSU Grant	4/13/16							3,143	76,249	(5)
Anne M. Jacobsen	Annual Cash Incentive		45,000	90,000	150,300
	Performance Grant	4/13/16				12,000	96,000	144,000		96,000	(4)
	RSU Grant	4/13/16							943	22,877	(5)
Michael W. Delgatti, Jr.	Annual Cash Incentive		67,500	135,000	225,450
	Performance Grant	4/13/16				15,003	120,006	180,009		120,006	(4)
	RSU Grant	4/13/16							2,357	57,181	(5)

(1)
Represents the estimated payouts under annual cash incentive program for the 2017 fiscal year, as of the time those incentives were granted to the named executive officers. For additional discussion regarding annual cash incentives and the actual amounts paid to the named officers for fiscal 2017, refer to the Compensation Discussion and Analysis which begins on page 14, including Annual Cash Incentive on page 19 and the Summary Compensation table on page 28.

(2)
Represents the estimated future payouts under the performance grants awarded to the named executive officers in fiscal 2017. For additional discussion regarding these performance grants, refer to Compensation Discussion and Analysis, which begins on page 14, including Long-Term Performance Incentive on page 21 and the Summary Compensation Table on page 28.

(3)
This is the number of service-based RSUs granted to the named executive officer. Each RSU entitles the named executive to receive one share of the Company’s common stock (or, at the discretion of the Committee cash based on the fair market value of a share of the Company’s common stock on the date payment is made or both) if he remains continuously employed with the Company through the end of three-year service periods that end April 13, 2019. In addition to the service-based vesting requirement, 100% of an executive officer’s RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer.

(4)
Represents the three-year performance grants that were awarded to the named executive officers in fiscal 2017. The three-year performance grants shown were computed assuming that the probable level of performance would be achieved (15% EPS growth and relative EPS growth at the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions.

(5)
The grant date fair value of each RSU is based on the market price of the Company’s common stock on the grant date, reduced by the present value of the dividends expected to be paid on the shares during the service period, discounted at the appropriate risk-free rate of return. For more information concerning the calculation of performance grant fair values, refer to note 13 of the Company’s consolidated financial statements included in the Company’s 2017 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards, which consist of performance grants and restricted stock units, held by the named executive officers at the end of fiscal 2017.  There were no stock options outstanding as of the end of fiscal 2017.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Paul B. Toms, Jr.	4/15/14(1) 4/6/15(1) 4/13/16(1)	- - -	- - -	277,500 111,000 31,125
Paul A. Huckfeldt	4/15/14(1) 4/15/14(2) 4/6/15(1) 4/6/15(2) 4/13/16(1) 4/13/16(2)	- 1,826 - 1,376 - 1,179	- 61,993 - 46,715 - 40,027	128,700 - 51,480 - 15,000 -
George Revington(4)	4/13/16(1) 4/13/16(2)	- 3,143	- 106,705	20,001 -
Anne M. Jacobsen	4/15/14(1) 4/15/14(2) 4/6/15(1) 4/6/15(2) 4/13/16(1) 4/13/16(2)	- 1,241 - 935 - 943	- 42,132 - 31,743 - 32,015	87,500 - 35,000 - 12,000 -
Michael W. Delgatti, Jr.	4/15/14(1) 4/15/14(2) 4/6/15(1) 4/6/15(2) 4/13/16(1) 4/13/16(2)	- 4,255 - 3,207 - 2,357	- 144,457 - 108,878 - 80,020	150,008 - 60,003 - 15,000 -

(1)
Performance grant awards outstanding as of January 29, 2017. Performance grants are denominated as a percentage of the named executive officer’s base salary as of January 1, 2014 for the grants awarded on April 15, 2014, base salary as of January 1, 2015 for the grants awarded on April 6, 2015 and base salary as of January 1, 2016 for the grants awarded on April 13, 2016. Performance grants are not expressed as a number of shares, units or other rights.  Each performance grant entitles the executive officer to receive a payment based on the achievement of two specified performance conditions. The payout will be the sum of two amounts, based on the Company’s absolute and relative EPS growth over a three-year performance period that began February 3, 2014 and ends January 29, 2017 for the awards granted on April 15, 2014, over a three-year performance period that began February 2, 2015 and ends January 29, 2018 for the awards granted on April 6, 2015 and over a three-year performance period that began February 1, 2016 and ends January 28, 2019. At the discretion of the Committee, the payout can be made in cash, shares of the Company’s common stock (based on the fair market value of a share of common stock on the date payment is made), or both. The executive officer also must remain continuously employed with the Company through the end of the performance period to be eligible for a payment, with prorated payments made due to retirement, death or disability. The performance grants provide for a lump sum cash payment to the executive officer if the Company undergoes a change of control.  For additional discussion regarding the performance grants, refer to the Compensation Discussion and Analysis at page 14.

(2)
Restricted stock units (“RSU”) award outstanding at the end of the last completed fiscal year.  Market value is based on the closing market price of the Company’s common stock on January 27, 2017, the last trading day of the Company’s 2017 fiscal year.   Each RSU entitles the executive officer to receive one share of common stock if he remains continuously employed with the Company through the end of a three-year service period

(i.e., April 15, 2017 for the April 15, 2014 award, April 6, 2018 for the April 6, 2015 award and April 13, 2019 for the April 13, 2016 award).  At the discretion of the Committee, the RSUs may be paid in shares of the Company’s common stock, cash (based on the fair market value of a share of common stock on the date payment is made), or both.  In addition to the service-based vesting requirement, 100% of the RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer.

(3)
The amount reported for the 2015 performance grant award is based on the actual level of absolute and relative EPS growth achieved as of the end of the 2017 fiscal year, which was the end of the award’s three-year performance period.  The amount reported for the 2016 and 2017 performance grant awards is based on the level of performance achieved as of the end of the 2017 fiscal year, even though actual performance will not be measured under each of those awards until the end of their respective three-year performance periods.  If the interim performance exceeded the threshold for the award, the reported value of the award was based on assumed achievement of the next higher performance measure that exceeds the actual interim measure of performance (which was the maximum performance level for both absolute and relative EPS growth).   Any payments under the 2016 and 2017 performance grant awards will be determined based on actual performance through 2019 and 2020, respectively, and not on any interim measure of performance.

(4)	Mr. Revington’s employment began on February 1, 2016, the first day of the Company’s 2017 fiscal year, concurrent with the acquisition of Home Meridian International, Inc.

Supplemental Retirement Benefits
The following table sets forth information concerning benefits provided for Messrs. Toms and Huckfeldt and Ms. Jacobsen under the Company’s Supplemental Retirement Income Plan (“SRIP”). Messrs. Revington and Delgatti do not participate in the SRIP:
Name	Plan Name	Present Value of Accumulated Benefit ($)(1)
Paul B. Toms, Jr.	SRIP	$2,214,635
Paul A. Huckfeldt	SRIP	401,781
Anne M. Jacobsen	SRIP	195,109
(1) Assumes a discount rate of 4.0%, based on the Moody’s Composite Bond Rate as of January 31, 2017 (rounded to the nearest 25 basis points).

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s final average monthly compensation (50% for Mr. Toms and 25% for both Mr. Huckfeldt and Ms. Jacobsen), payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any annual incentive awards paid to the executive during the five-year period before his termination of employment with the Company.
An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as discussed under Potential Payments upon Termination or Change in Control, below). Additional information regarding the SRIP can be found under Compensation Discussion and Analysis beginning on page 14.
Potential Payments upon Termination or Change in Control
Supplemental Retirement Income Plan
Upon a change in control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of his entire plan benefit in a lump sum payment. A “change in control” includes, subject to certain exceptions:

▪	acquisition, other than from the Company, of more than 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock; or
▪
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The benefits payable under the SRIP are described further under Pension Benefits above.
The following table provides the estimated lump sum payment each participating named executive officer would have received under the SRIP if a change in control had occurred on the last day of fiscal 2017.
Name	Change in Control – SRIP (1)
Paul B. Toms, Jr.	$2,857,271
Paul A. Huckfeldt	678,781
Anne M. Jacobsen	466,523
(1) Calculated based on historical average salary and bonus amounts for the five-year period ended January 31, 2017 and assuming a discount rate equal to 120% of the short-term (1.15%), mid-term (2.35%) or long-term (3.28%) applicable federal rate for the month of January 2017 depending on the number of years remaining to the participant’s retirement at age 65.

If a SRIP participant were to die while employed by the Company and before payment of his vested benefit begins, his beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments.
Performance Grants
Outstanding performance grants awarded to the named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change of control.” The payment would be made on the date of the change of control and would assume that the named executive officer remained continuously employed through the end of the applicable performance period and that the specified target levels defined in the grant agreement had been attained for the applicable performance period. A change of control includes, subject to certain exceptions:
▪	acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s Common Stock; or
▪
a majority of the members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; and

▪	on or after the occurrence of the change of control, the participant’s employment is terminated involuntarily or constructively terminated without cause.
The 2015 Stock Incentive Plan generally provides that where the successor or acquirer agrees in writing prior to the occurrence of a change of control to assume or continue the Company’s outstanding awards, no accelerated vesting, exercisability and/or payment of an outstanding award (or substitute award) shall occur, unless on or after the occurrence of the change of control, the participant’s employment is terminated involuntarily or constructively terminated without cause.
The performance grants also provide for a pro-rated lump sum payment to be made in connection with the death, disability or retirement (as defined in the 2015 Stock Incentive Plan) of the named executive officer. The payment would be made upon the completion of the applicable performance period based on the performance levels actually achieved for the applicable performance period.
The following table provides the estimated aggregate payments to which each named executive officer would have been entitled under his respective performance grants if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2017 (subject to certain assumptions, as specified below).

	Payout under Performance Grants ($)(1)
Name	Change of Control	Death, Disability or Retirement
Paul B. Toms, Jr.	$693,000	$452,769
Paul A. Huckfeldt	325,920	211,491
George Revington	160,008	53,283
Anne M. Jacobsen	236,000	231,898
Michael W. Delgatti, Jr.	360,018	239,892
(1)
These amounts include the amounts payable under three-year performance grants awarded April 15, 2014, April 6, 2015 and April 13, 2016 which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 32. The payout amounts in connection with an executive’s death, disability or retirement assume that the probable level of performance is achieved for the applicable performance periods.

Restricted Stock Units
Outstanding restricted stock units (RSUs) awarded to the named executive officers will vest 100% upon a change of control of the Company and a pro-rated amount will vest upon the executive’s death, disability or retirement (as defined in the 2015 Stock Incentive Plan). A “change of control” of the Company for purposes of the RSUs has the same meaning as for the performance grants described above. The RSU payment would be a lump sum paid on the date of the change of control or as soon as administratively practicable after the vesting date upon the executive’s death, disability or retirement. The following table provides an estimate of the aggregate payments that each named executive officer would have received under the executive’s RSUs if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2017.
	Payout under Restricted Stock Units Upon ($)(1)
Name	Change of Control	Death, Disability or Retirement
Paul B. Toms, Jr.	$-	$-
Paul A. Huckfeldt	148,735	106,034
George Revington	106,705	35,213
Anne M. Jacobsen	105,890	73,647
Michael W. Delgatti, Jr.	333,355	242,723
(1)
These amounts include the amounts payable under three-year RSUs awarded April 15, 2014, April 6, 2015 and April 13, 2016 which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 32, and are calculated based on the closing price of the Company’s Common Stock as of the last trading day of fiscal 2017.

Executive Life Insurance Program
Under the Company’s executive life insurance program, a death benefit of $2.0 million is payable to Mr. Toms’ designated beneficiary if he dies after his 60th birthday but on or before his 65th birthday and Mr. Toms remains employed with the Company through the date of his death. Mr. Toms’ beneficiary would have received a lump sum payment of $2.0 million had Mr. Toms died on the last day of fiscal

2015.   Messrs. Huckfeldt, Revington and Delgatti and Ms. Jacobsen do not participate in the executive life insurance program.
Revington Employment Agreement
Under his employment agreement, Mr. Revington may receive a payment under the Company’s annual cash incentive plan if his employment is terminated by the Company without cause.  Such a payment will be made only if annual cash incentive payments are otherwise payable by the Company for the fiscal year in which his employment was terminated.  The payment would be prorated for the portion of the fiscal year ending on the date his employment terminated and would be paid by no later than April 15 of the calendar year in which such fiscal year ends.
For Mr. Revington’s employment agreement, “cause” means:
•	fraud, theft or embezzlement against the Company or any of its affiliates;
•	misconduct in the performance of his duties injurious to the business or reputation of the Company or any of its affiliates;
•	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving dishonesty or moral turpitude;
•
his breach of any restrictions imposed on him under the agreement, violation of any policy, code or standard of ethics generally applicable to employees of the Company, or material breach of fiduciary duties owed to the Company; or

•	his refusal to perform or gross neglect of the duties assigned to him.
Delgatti Employment Agreement
Mr. Delgatti would receive payments under his employment agreement in connection with his death and upon termination of his employment by the Company without cause. If Mr. Delgatti were to die during the term of his agreement, his estate would receive his salary and annual bonus, prorated through the date of his death. If Mr. Delgatti’s employment is terminated by the Company without cause during the term of his agreement, he would receive his annual bonus, prorated through the date of his termination.
For purposes of Mr. Delgatti’s agreement, “cause” means:
▪	fraud, dishonesty, theft, embezzlement or misconduct injurious to the Company or any of its affiliates;
▪	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude;
▪	competition with the Company or any of its affiliates;
▪	unauthorized use of any trade secrets of the Company or any of its affiliates or confidential information (as defined in the agreement);
▪	violation of any policy, code or standard of ethics generally applicable to the Company’s employees;
▪	a material breach of fiduciary duties owed to the Company;
▪	excessive and unexcused absenteeism unrelated to a disability; or
▪	after written notice and a reasonable opportunity to cure, gross neglect of assigned duties.
If Mr. Delgatti’s employment is terminated by the Company for cause, he will not receive any post-termination payments (including earned but unpaid annual bonus with respect to any performance year or portion thereof preceding the termination date), other than the salary he had earned through the date his employment terminated.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of January 29, 2017:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Approximate number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	0	N/A	564,000
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	564,000
(1)
Shares allocable to incentive awards granted under the Company’s 2015 Stock Incentive Plan that expire, are forfeited, lapse or are otherwise terminated or cancelled are added to the shares available for incentive awards under the plan.  Any shares covered by a stock appreciation right are counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised.  Any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares covered by an incentive award that is settled in cash are added to the shares available for incentive awards under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Exchange Act requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of Forms 3, 4 and 5 filed during or with respect to the fiscal year end January 29, 2017, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements and there were no late reports.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 7, 2017 (unless noted otherwise below) by:
▪	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;
▪	each director and director nominee;
▪	each named executive officer; and all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Royce & Associates, LLC (1)	1,722,858	(1)	14.9%
NWQ Investment Management Company, LLC (2)	1,161,285	(2)	10.0
Dimensional Fund Advisors LP (3)	978,752	(3)	8.4
BlackRock, Inc. (4)	701,622	(4)	6.1
Paul B. Toms, Jr.	123,923	(5)	1.1
George Revington	55,251	(6)	*
W. Christopher Beeler, Jr.	30,660	(7)	*
Henry G. Williamson, Jr.	29,094	(8)	*
Michael W. Delgatti, Jr.	26,978	(9)	*
E. Larry Ryder	22,479	(10)	*
John L. Gregory, III	16,605	(11)	*
Paul A. Huckfeldt	12,438	(12)	*
David G. Sweet	11,997	(13)	*
Anne M. Jacobsen	4,889	(14)	*
Ellen C. Taaffe	1,687	(15)	*
All directors and executive officers as a group (11 persons)	336,001		2.9

*      Less than one percent.
(1)
The beneficial ownership information for Royce & Associates, LLC is based upon a Schedule 13G/A field with the SEC on January 9, 2017.  The Schedule 13G/A indicates that Royce & Associates, LLC has sole disposition power and sole voting power with respect to all 1,722,858 shares.  The principal business address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(2)
The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G/A filed with the SEC on February 10, 2017. The Schedule 13G/A indicates that NWQ Investment Management Company, LLC, a registered investment adviser, has sole disposition power and sole voting power with respect to all 1,161,285 shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(3)
The beneficial ownership information for Dimensional Fund Advisors LP is based upon a Schedule 13G/A filed with the SEC on February 9, 2017. The Schedule 13G/A indicates that Dimensional Fund Advisors LP, a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), reported holdings of the Company’s Common Stock beneficially owned by the Funds such that the reporting person had voting power over 948,829 shares and dispositive power over 978,752 shares. Dimensional Fund Advisors LP reported that either it or its subsidiaries may possess voting and/or investment power over the Company’s Common Stock owned by the Funds, but disclaimed beneficial ownership of such Company Common Stock.  The principal business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)
The beneficial ownership information for BlackRock, Inc. is based upon a Schedule 13G filed with the SEC on January 30, 2017. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 684,656 shares and sole dispositive power with respect to all 701,622 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)	Mr. Toms has sole voting and disposition power with respect to 92,379 shares and shared voting and disposition power with respect to 31,544 shares.
(6)	Mr. Revington has sole voting and disposition power with respect to 55,251 shares.
(7)	Mr. Beeler has sole voting power with respect to 30,660 shares and sole disposition power with respect to 28,036 shares.
(8)	Mr. Williamson has sole voting power with respect to 16,594 shares, sole disposition power with respect to 13,970 shares and shared voting and disposition power with respect to 12,500 shares.
(9)	Mr. Delgatti has sole voting and disposition power with respect to 26,978 shares.
(10)	Mr. Ryder has sole voting power with respect to 22,479 shares and sole disposition power with respect to 20,178 shares.
(11)	Mr. Gregory has sole voting power with respect to 16,605 shares and sole disposition power with respect to 14,201 shares.
(12)	Mr. Huckfeldt has sole voting and disposition power with respect to 12,438 shares
(13)	Mr. Sweet has sole voting power with respect to 11,997 shares and sole disposition power with respect to 9,498 shares.
(14)	Ms. Jacobsen has sole voting and disposition power with respect to 4,889 shares.
(15)	Ms. Taaffe has sole voting power with respect to 1,687 shares and sole disposition power with respect to 694 shares.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2018, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of the Company’s independent registered public accounting firm, but the Company submits their selection in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as the Company’s independent registered public accounting firm for fiscal 2018. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.
Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:
▪	fiscal year ended January 29, 2017, and
▪	fiscal year ended January 31, 2016.
	Fiscal 2017	Fiscal 2016
Audit Fees	$1,254,000	$635,000
Audit-Related Fees	None	None
Tax Fees	59,000	74,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings. Fiscal 2017 audit fees increased primarily due to the additional fees related to the Company’s acquisition of Home Meridian International, Inc. at the beginning of the Company’s 2017 fiscal year on February 1, 2016 and the increased costs of auditing a significantly larger entity.
Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in Audit Fees.
Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice.  For both fiscal 2017 and fiscal 2016, tax matters included consulting in connection with international tax planning and compliance.
Audit Committee Pre-approval of Audit and Non-Audit Services
The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to approve specific tax projects up to $30,000 each or an aggregate of no more than $60,000 and individual audit related projects up to a maximum of $50,000 between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. Less than 1% of aggregate audit-related fees and tax fees for each fiscal year presented above was approved by the Committee pursuant to the de minimis waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 28, 2018.
PROPOSAL THREE
 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. Consistent with a majority of the advisory votes cast at the 2011 Annual Meeting of Shareholders and the recommendation of the Company’s Board of Directors, the Company holds a shareholder advisory vote to approve the compensation of its named executive officers annually. The Company encourages shareholders to read the disclosures under Executive Compensation, beginning on page 14, which include the Compensation Discussion and Analysis, the compensation tables and the narratives that accompany those tables, for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2017 and the compensation awarded to the named executive officers.
As described under the Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:
▪	attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders; and
▪	motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.
The Board believes that the Company’s executive compensation program satisfies these objectives and is worthy of shareholder support. In determining whether to approve this proposal, the Board believes that shareholders should consider the following:
Independent Compensation Committee.  Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee regularly meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee, at its sole discretion, may obtain data, analysis and input from an independent compensation consultant.
Compensation is Tied to Performance.  Key elements of the Company’s compensation program, including annual cash incentives and certain long-term incentive awards, are aligned with financial and operational objectives established in the Board-approved annual operating plan.  As a result, a meaningful portion of each executive’s total compensation is “at risk” and is earned only if a threshold level of targeted performance is achieved.
Balanced Compensation Structure.  Total cash compensation is allocated between base salary and an annual incentive opportunity tied directly to objective and quantifiable measures of the Company’s business performance.  Long-term incentive awards are balanced between those that are earned only if specific performance measures are met and those that are earned if an executive remains in continuous employment for a sustained period.  Retirement and life insurance benefits are only provided if an executive remains employed to a specified age.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. To the extent there is any significant vote against named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.
This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF
 AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in proposal three above, our shareholders have the opportunity to cast an advisory vote to approve the compensation of the Company’s named executive officers. In addition to the advisory vote on executive compensation, the Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that shareholders be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of named executive officers. In satisfaction of this requirement, shareholders are being asked to vote on the following resolution at the Annual Meeting:
RESOLVED, that the Company’s shareholders advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected in their votes for each of these alternatives in connection with this resolution.
Shareholders may indicate whether they would prefer that the Company conduct an advisory vote on executive compensation every one, two, or three years, or abstain from voting on this proposal. This non-binding “frequency” vote is required at least once every six years and the Company’s shareholders voted on a similar proposal at the Company’s 2011 Annual Meeting and, consistent with the Board of Directors recommendation, voted in favor of an advisory vote on executive compensation every year.
The Board of Directors continues to believe that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. The Board believes that an annual advisory vote on executive compensation will allow shareholders to provide us with timely, direct input on executive compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one-year period for holding this shareholder vote will enhance shareholder communication by providing a regular means for the Company to obtain information on investor sentiment about executive compensation.
This vote is advisory and not binding on the Company or the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the most votes cast by shareholders.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.
OTHER BUSINESS
Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION
Shareholder Proposals for 2018 Annual Meeting
The Company plans to hold the 2018 Annual Meeting on June 7, 2018. The Company’s bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder of record, the shareholder must, in addition to meeting other applicable requirements, give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2018 Annual Meeting, the notice must be received no later than January 5, 2018. The shareholder’s notice must include:
▪	the name and address of the shareholder, as they appear on the Company’s stock transfer books;
▪	the number of shares of stock of the Company beneficially owned by the shareholder;
▪	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;
▪	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and
▪	any interest that the shareholder may have in such business.
The proxies for the 2018 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 21, 2018.
A proposal that any shareholder desires to have included in the proxy statement for the 2018 Annual Meeting of shareholders must be received by the Company no later than January 5, 2018 and must comply with the SEC rules regarding shareholder proposals.
Shareholder Communications
Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708. Any shareholder communication directed to the Board, a Director or any Board Committee, is forwarded to the Company’s Chief Financial Officer and then to the Board or the appropriate Director(s) or Committee(s).
By Order of the Board of Directors, Robert W. Sherwood Secretary
May 5, 2017

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNITURE CORPORATION

June 6, 2017

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on Tuesday, June 6, 2017:
The Company’s Proxy Statement and Annual Report to Shareholders are available at
http://www.astproxyportal.com/ast/25490

Please complete, sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

(1) Election of Directors		(2) Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2018.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL NOMINEES	NOMINEES ○Paul B. Toms, Jr.	(3) Advisory vote to approve named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
○W. Christopher Beeler, Jr.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	○John L. Gregory, III ○E. Larry Ryder ○David G. Sweet	(4) Advisory vote on the frequency of the advisory vote on named executive officer compensation.
☐ FOR ALL EXCEPT (See instructions below)	○Ellen C. Taaffe ○Henry G. Williamson, Jr.
		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
		☐	☐	☐	☐

(5) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.
INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here:  ●

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on June 6, 2017, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” THE 7 DIRECTOR NOMINEES LISTED IN ITEM (1), “FOR” ITEMS (2) AND (3), FOR “ONE YEAR” FOR ITEM (4) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly complete, sign, date and mail this Proxy Card in the enclosed envelope.  No postage is required.

Signature of Shareholder ________________________________
Date: _______________

To change your address on the account please check the box at right and indicate your new address in the address space above.  Please note that the changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder_______________________________ Date: _______________

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for Tuesday, June 6, 2017

The undersigned hereby appoints Paul B. Toms, Jr. and Paul A. Huckfeldt, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 6, 2017 at 1:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present.  Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters on the reverse side:

(Continued and to be completed, dated and signed on reverse side.)